SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 23, 2010

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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 : Material Impairments

Unproved Oil and Gas Properties

Zion Oil & Gas, Inc. ("Zion" or the "Company") previously disclosed in a current report on Form 8-K filed on April 16, 2010, that following an analysis of the results of the production testing of  the Ma'anit-Rehoboth # 2 well, it has decided to forego further production testing with respect to the well and has begun plans to temporarily suspend this well. Following a subsequent ‘swabbing’ operation, as a final means to gauge hydrocarbon potential, management has concluded that commercial quantities of hydrocarbons are not present in the Ma'anit-Rehoboth # 2 well. The Company is in the process of suspending operations on the well.

As a result of the actions described above, the Company’s board of directors concluded, on April 23, 2010, that under generally accepted accounting principles applicable to the Company, the Company will have to record an estimated non-cash impairment charge of approximately $18,000,000 to its unproved oil and gas properties that will be included in Zion's unaudited statements of operations for the quarter ending March 31, 2010. The Company estimates that, with respect to the impairment charge, no future cash expenditures will be required.

The Company believes that the Ma'anit-Rehoboth # 2 well may have further utility as a potential offset well to the next well planned to be drilled (designated by us, the Ma'anit-Joseph #3 well) which will target a completely different geologic formation in Permian aged rocks.  Preliminary planning of this next well is currently under way.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 23, 2010	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer